Exhibit 10.2(b)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Stephen J. Luczo

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 3rd day of July 2004, by and between Seagate Technology (US) Holdings, Inc., a Delaware corporation (“Company”), and Stephen J. Luczo (“Executive”).

The Company and Executive previously entered into an employment agreement, dated February 1, 2001 (the “Original Employment Agreement”) pursuant to which Executive, in relevant part, has been employed as the Chief Executive Officer of the Company and its corporate parent, Seagate Technology, a limited company domiciled in the Cayman Islands (“ST”).

Effective as of the close of business on July 2, 2004 (the “Commencement Time”), the Company and Executive (collectively, the “Parties”) have agreed that Executive will no longer serve as the Company’s or ST’s Chief Executive Officer or serve in any other position with the Company, ST, or any of their affiliates, except that Executive will remain continuously employed by the Company and serve as an executive Chairman of the Board of Directors of ST pursuant to the terms of this Agreement.

In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend and restate the Original Employment Agreement as follows:

1. Term of Employment. At the Commencement Time, Executive shall no longer serve as the Company’s or ST’s Chief Executive Officer or serve in any other position with the Company, ST, or any of their affiliates, except that Executive shall remain continuously employed by the Company and serve as the Chairman of the Board of Directors of ST in an executive capacity. Executive’s employment with the Company will be on an “at will” basis, meaning that either Company or Executive may terminate Executive’s employment with the Company at any time with or without cause, and for any reason or no reason, as described in further detail in Section 7.

2. Position.

a. Executive shall serve as the Chairman of the Board of Directors of ST (“Chairman”) and shall continue to be actively involved in setting the strategic direction of ST. In such position, Executive shall have duties and authority at a level consistent with such position and such other duties and responsibilities as shall be determined from time to time by the Board of Directors of ST (the “Board”). If requested, Executive shall continue to serve as a member of the Board and shall not receive any additional compensation.

b. Executive will devote his reasonable business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Board; provided that Executive may continue to serve as a member of the boards of directors and trustees listed on Exhibit A hereto; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3. No Termination of Employment. Executive acknowledges and agrees that for the purposes of the Collateral Documents (as defined below) and Section 7 of the Original Employment Agreement, Executive will remain continuously employed by the Company as he transitions from his position as the Company’s and ST’s Chief Executive Officer to Chairman. Executive further agrees that none of the execution of this Agreement, the cessation of Executive’s service as Chief Executive Officer of the Company or ST, the cessation of any other service with the Company, ST or any of their affiliates pursuant to this Agreement, or the performance of Executive’s services as Chairman on and after the Commencement Time under the Agreement will constitute “Good

Reason” under the Original Employment Agreement or the Collateral Documents or will otherwise entitle Executive to any payment or benefit under the Collateral Documents or Section 7 of the Original Employment Agreement (except for additional vesting based on continued service under the terms of any stock options or restricted stock awards granted to Executive).

4. Base Salary. During the period commencing at the Commencement Time and ending on the date that Executive is no longer employed by the Company or ST in any capacity (“Employment Term”), the Company shall pay Executive a base salary at the annual rate of one dollar ($1.00) (“Base Salary”). Since Executive shall continue to serve as an employee of ST, Executive shall not be eligible to receive any cash compensation, including any cash retainer or meeting fees, payable to members of the Board who are not employees of ST.

5. Employee Benefits/Equity Awards. During the Employment Term, Executive shall be provided with health, life and disability insurance benefits pursuant to the terms of the Company’s various benefit plans, as listed on Exhibit B hereto. Since Executive shall continue to serve as an employee of ST, under the terms of the ST 2001 Share Option Plan (“Plan”), Executive shall not be eligible to receive automatic equity compensation awards as a “nonemployee director”.

6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason or no reason; provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive’s employment. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates. Except for the provisions set forth in Section 3 of this Agreement, nothing in this Agreement shall affect or otherwise modify Executive’s rights, benefits or entitlements under (i) his Restricted Share Agreement with Suez Acquisition Company (Cayman) Limited (“SAC”) dated November 22, 2000, (ii) the Management Retention Agreement between Executive and Seagate Technology, Inc. (“Seagate”) dated as of November 12, 1998 (as amended by the Management Participation Agreement dated as of March 29, 2000 between Executive and SAC and the Rollover Agreement) (the “Management Retention Agreement”) and (iii) any stock option agreements or restricted share agreements and the awards subject to such agreements which have been, and may be, awarded to Executive (collectively, the “Collateral Documents”).

8. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of ST, the Company and its affiliates and accordingly agrees as follows:

(1) During the Employment Term and for a period of 2 years following the date Executive ceases to be employed by ST (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or assist in soliciting in competition with the Company or ST, the business of any client or prospective client:

(i) with whom Executive had personal contact or dealings on behalf of the Company or ST during the one year period preceding Executive’s termination of employment;

(ii) with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company or ST during the one year immediately preceding Executive’s termination of employment; or

(iii) for whom Executive had direct or indirect responsibility for the benefit of either the Company or ST during the one year immediately preceding Executive’s termination of employment.

(2) During the Restricted Period, Executive will not directly or indirectly:

(i) engage in any business that competes with the business of New SAC or its subsidiaries (including, without limitation, businesses which New SAC or its subsidiaries have specific plans to conduct in the future and as to which Executive is aware of such planning) in any geographical area which is within 100 miles of any geographical area in which New SAC or its subsidiaries conduct such business (a “Competitive Business”);

(ii) enter the employ of, or render any services to, any person or entity (or any division of any person or entity) who or which engages in a Competitive Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between New SAC or any of its subsidiaries and customers, clients, suppliers, partners, members or investors of New SAC or its subsidiaries.

(3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of New SAC or its subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

(4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(i) solicit or encourage any employee of New SAC or its subsidiaries to leave the employment of New SAC or its subsidiaries; or

(ii) hire any such employee who was employed by New SAC or its subsidiaries as of the date of Executive’s termination of employment with the Company or who left the employment of New SAC or its subsidiaries coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with New SAC or its subsidiaries any consultant then under contract with New SAC or its subsidiaries.

b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9. Confidentiality; Inventions. Executive agrees to sign (if not already executed), and abide by the terms of, the Company’s standard At-Will Employment, Confidential Information and Invention Assignment Agreement (the “Standard Agreement”), a copy of which is attached hereto as Exhibit C and the terms of which are hereby incorporated herein by reference and made a part of this Agreement; provided that Executive acknowledges and agrees that to the extent any original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company are deemed not to be “works made for hire,” Executive hereby assigns the copyright and all other intellectual property rights in such works to the Company; provided further that the foregoing assignment shall not apply to inventions, the assignment of which is prohibited by California Labor Code Section 2870.

10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of any such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and, in the case of any material breach of such provisions, to cease making any payments or providing any benefit otherwise required by this Agreement.

11. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

b. Entire Agreement/Amendments.

(i) Except as otherwise provided in Section 11(b)(ii) below, this Agreement contains the entire understanding of the Parties with respect to the employment of Executive by the Company, and this Agreement supersedes all prior agreements and understandings (including the Original Employment Agreement and any verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties.

(ii) Except for the provisions set forth in Section 3 of this Agreement, nothing in this Agreement shall affect or in any manner otherwise modify Executive’s rights, benefits and entitlements under the Collateral Documents; provided that this Agreement does supersede the provisions of the Original Employment Agreement and the Management Participation Agreement dated as of March 29, 2000 among SAC and Executive, which was previously superceded by the Original Employment Agreement, and which described the material terms of an employment agreement to be entered into between SAC and Executive (the “Management Agreement”) and the provisions of the Management Agreement referred to, or otherwise incorporated into, any of the Collateral Documents.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f. Set Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Seagate Technology (US) Holdings, Inc.

920 Disc Drive

Scotts Valley, CA 95066

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

i. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any agreement or policy to which Executive is a party or otherwise bound.

j. Cooperation. Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

k. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

l. Surviving Terms. The provisions of Sections 8, 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

m. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SEAGATE TECHNOLOGY (US) Holdings, Inc.

/s/ WILLIAM L. HUDSON

By:	William L. Hudson
Title:	Executive Vice President, General Counsel and Secretary

EXECUTIVE

/s/ STEPHEN J. LUCZO
Stephen J. Luczo